IMMEDIATE RELEASE

Media Contact: Douglas Petkus (973) 660-5218	Investor Relations Contact: Justin Victoria (973) 660-5340

Wyeth Reports

Earnings Results for the

2005 Second Quarter and First Half

>>	Worldwide Net Revenue for the 2005 Second Quarter and First Half Increased 12% and 13% to $4.7 Billion and $9.3 Billion, Respectively, Driven by Core Products

>>	Tygacil™ (Tigecycline), an Innovative, Injectable, Broad-Spectrum Antibiotic for Serious and Complicated Infections, Launched in U.S.

Madison, New Jersey, July 20, 2005 — Wyeth (NYSE: WYE) today reported results for the second quarter and first half ended June 30, 2005. Worldwide net revenue increased 12% to $4.7 billion for the 2005 second quarter and 13% to $9.3 billion for the 2005 first half. Excluding the favorable impact of foreign exchange, worldwide net revenue increased 10% for the 2005 second quarter and 11% for the 2005 first half.

“Wyeth’s exceptional results for the 2005 second quarter were driven by robust global sales of key products such as Enbrel®, Effexor® XR, Prevnar® and Protonix®,” said Robert Essner, Chairman, President and Chief Executive Officer. “This performance builds on the momentum generated by our strong first quarter and positions the Company for future

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growth. We expect the recent introduction of Tygacil to be followed closely by other important product launches. In addition, we have initiated a program to adapt our pharmaceutical business to a changing market.”

2005 Second Quarter Results

Reported net income and diluted earnings per share for the 2005 second quarter were $976.6 million and $0.72, respectively, compared with $827.3 million and $0.61 in the prior year. The 2005 increases in net income and diluted earnings per share were due primarily to higher net revenue, lower selling, general and administrative expenses, as a percentage of net revenue and lower interest expense net, offset, in part, by higher cost of goods sold, as a percentage of net revenue, higher research and development spending, and lower other income, net.

TYGACIL

This month, Wyeth launched Tygacil (tigecycline), a novel I.V. antibiotic with a broad spectrum of antimicrobial activity, including activity against the drug-resistant bacteria methicillin-resistant Staphylococcus aureus (MRSA). Tygacil is indicated for the treatment of complicated intra-abdominal infections (cIAI) and complicated skin and skin structure infections (cSSSI) in adults. Launch of this first-in-class product comes at a time when the need for new antibiotic options to combat serious, resistant infections is increasing.

Tygacil can be used as an empiric monotherapy to treat a variety of cIAI and cSSSI, both hospital- and community-acquired, including complicated appendicitis, infected burns,

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intra-abdominal abscesses, deep soft tissue infections and infected ulcers. Tygacil provides clinicians with a novel, broad-spectrum option that can be used at the onset of treatment when the specific bacteria present are not yet known. In addition, Tygacil does not require dosage adjustment in patients with impaired renal function and is conveniently dosed every 12 hours.

2005 Second Quarter Product Highlights

Worldwide net revenue for EFFEXOR® (Effexor and Effexor XR), the number one selling antidepressant globally, reached $889 million for the second quarter, an increase of 7% compared with the 2004 second quarter. Effexor revenue growth continues to be driven by strong clinical data supporting its use in depression and anxiety and its established therapeutic profile with prescribers. Effexor is an important therapy in treating adult patients with major depressive disorder, generalized anxiety disorder and social anxiety disorder. An indication for panic disorder, filed in the U.S., Canada and Europe in the second half of last year, is currently pending.

Effexor revenue growth is moderating, reflecting several factors. The antidepressant category is maturing and growth overall has slowed. In addition, negative publicity regarding antidepressants and increased concern about the use of these products in children and adolescents have had an impact.

ENBREL® continued to post exceptionally strong revenue growth for the second quarter. Enbrel sales in North America, reported by Wyeth’s marketing partner Amgen, were $639 million for the second quarter, an increase of 45% over the 2004 second quarter. Wyeth

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has exclusive rights to Enbrel outside of North America where net revenue for the second quarter reached $272 million, an increase of 75% over the 2004 second quarter. Enbrel is a breakthrough product approved for the treatment of chronic inflammatory diseases, including rheumatoid arthritis (RA), juvenile rheumatoid arthritis, ankylosing spondylitis, psoriatic arthritis and psoriasis.

The launch of the psoriasis indication last year has contributed significantly to recent Enbrel prescription growth. As of June, more than half of U.S. based dermatologists have written a prescription for Enbrel and the psoriasis indication has now been launched in 15 European countries.

In the second quarter, the FDA approved an expanded indication for Enbrel to improve physical function in patients with psoriatic arthritis. Enbrel is the first and only treatment to receive this expanded indication. In addition, the FDA approved an update to the Enbrel label to include new radiographic data demonstrating that Enbrel continued to inhibit the progression of joint destruction for two years among most psoriatic arthritis patients who received ongoing therapy.

PROTONIX®, a proton pump inhibitor (PPI) indicated for the healing and symptomatic relief of erosive esophagitis (severe heartburn), posted net revenue of $454 million for the second quarter, an increase of 17% over the 2004 second quarter. Protonix business is shifting from the more heavily discounted Medicaid segment to the less heavily discounted third party managed care segment within the PPI market. This trend, expected to continue throughout 2005, is having a positive impact on net revenue and profitability. Protonix

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continues to hold a strong position within the highly competitive PPI market with a 21.5% share of total U.S. prescriptions for the four-week period ended July 1, 2005.

PREVNAR®, Wyeth’s vaccine to prevent invasive pneumococcal disease in both infants and young children, achieved net revenue of $323 million for the second quarter, an increase of 48% over the 2004 second quarter, reflecting both a return to the full dose vaccination schedule and the resolution of manufacturing issues that limited production in the first half of 2004. To a lesser extent, 2005 second quarter net revenue growth also reflected a catch-up of deferred doses from last year that resulted from supply constraints.

Overall, compliance rates for Prevnar in the U.S. are approaching the highest levels since the product was launched. Continued growth is expected as Prevnar is added to several additional national vaccination programs in major international markets over the next few years.

Net revenue for the PREMARIN® family of products, indicated for the treatment of moderate to severe vasomotor symptoms associated with menopause, was $260 million for the second quarter, an increase of 17% compared with the 2004 second quarter, which was adversely impacted by de-stocking of wholesalers’ inventory.

Wyeth launched a public education program this month to reinforce the importance of talking to a doctor or other health care professional about menopause. This educational initiative was undertaken in response to market research that suggests nearly a 30% percent drop in the number of women who have visited their doctors due to menopausal issues in the past three years. The campaign is a multifaceted effort that includes network and cable

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advertising and a new online resource, www.talkingtoyourdoctor.com where women can receive more information about health at menopause and beyond.

RAPAMUNE®, indicated for the prophylaxis of organ rejection in patients receiving renal transplants, had net revenue of $71 million for the second quarter, an increase of 27% compared with the 2004 second quarter. Rapamune is currently growing at nearly three times the rate of the global transplantation market.

ZOSYN®, a broad-spectrum I.V. antibiotic proven to help minimize the emergence of bacterial resistance, had net revenue of $231 million for the second quarter, an increase of 26% compared with the 2004 second quarter. Over 14 million people have been treated with Zosyn, the second largest selling and fastest growing product in its class on a global basis.

An NDA was submitted in May 2005 with the FDA for an oral contraceptive (LEVONORGESTREL/ETHINYL ESTRADIOL) having a unique dosing regimen. If approved, this product will be the lowest daily dose, monophasic oral contraceptive available in the U.S. and will offer a dosing regimen that provides effective contraception as well as the option for a longer interval between menstrual cycles.

Market research indicates that many women would prefer to eliminate their menstrual period for the long-term. This product would offer women a new choice in cycle management.

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Additional information regarding Wyeth’s product sales may be accessed on the Company’s Internet website at www.wyeth.com by clicking on the “Investor Relations” hyperlink.

2005 First Half Results

Reported net income and diluted earnings per share for the 2005 first half were $2,054.7 million and $1.52, respectively, compared with $1,577.0 million and $1.17 in the prior year. The 2004 first half included a charge of $145.5 million ($94.6 million after-tax or $0.07 per share-diluted) within Research and Development Expenses related to an upfront payment to Solvay Pharmaceuticals (Solvay). The upfront payment was made in connection with an agreement entered into between Wyeth and Solvay to co-develop and co-commercialize four neuroscience compounds. The 2004 Solvay payment is considered to be a certain significant item for purposes of analyzing our results of operations. Net income and diluted earnings per share, before certain significant items, were $2,054.7 million and $1.52 for the 2005 first half compared with $1,671.6 million and $1.24 in 2004. The 2005 first half increase in net income and diluted earnings per share, before certain significant items, was due primarily to higher net revenue, lower selling, general and administrative expenses, as a percentage of net revenue, lower interest expense, net and higher other income, net, offset, in part, by higher cost of goods sold, as a percentage of net revenue and higher research and development spending. Included in other income, net were pre-tax gains from product divestitures amounting to approximately $143.0 million and $154.0 million in the 2005 and 2004 first six months, respectively.

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A reconciliation of reported net income and diluted earnings per share as reported under generally accepted accounting principles (GAAP) to net income and diluted earnings per share before certain significant items is presented below:

(UNAUDITED)
(In millions except per share amounts)	Three Months Ended		Six Months Ended
Item Description	6/30/2005	6/30/2004	6/30/2005	6/30/2004
Net income, as reported	$ 976.6	$ 827.3	$ 2,054.7	$ 1,577.0
Co-development / co-commercialization charge	—	—	—	94.6

Net income, as adjusted, before certain
significant items(*)	$ 976.6	$ 827.3	$ 2,054.7	$ 1,671.6

Diluted earnings per share, as reported	$ 0.72	$ 0.61	$ 1.52	$ 1.17
Co-development / co-commercialization charge	—	—	—	0.07

Diluted earnings per share, as adjusted,
before certain significant items(*)	$ 0.72	$ 0.61	$ 1.52	$ 1.24

(*)	Wyeth calculates net income before certain significant items by excluding the after-tax effect of items considered by management to be unusual from the net income reported under GAAP. Wyeth’s management uses these measures to manage and evaluate the Company’s performance and believes it is appropriate to disclose these non-GAAP measures to assist investors with analyzing business performance and trends. The significant upfront payment related to the co-development and co-commercialization of the four neuroscience compounds being developed with Solvay was immediately expensed and included in Research and Development Expenses. Excluding the payment from our results provides a more appropriate view of the Company’s operations for this accounting period.

These measures should not be considered in isolation or as a substitute for the results of operations and diluted earnings per share prepared in accordance with GAAP.

Gains from product divestitures are not considered certain significant items because they constitute an integral part of the Company’s analysis of divisional performance. However, they are important to understanding changes in our reported net income. Excluding the certain significant items and the gains from product divestitures described above, net income and diluted earnings per share were $1,962.0 million and $1.45 for the 2005 first

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half as compared with $1,570.1 million and $1.16 for the 2004 first half. Gains from product divestitures were not significant for the 2005 or 2004 second quarter.

Segment Information

The following table sets forth worldwide net revenue by reportable segment together with the percentage changes from the comparable period in the prior year:

	(UNAUDITED)
	Three Months Ended 06/30/2005		Six Months Ended 06/30/2005
Reportable Segment	($ in 000's)	Increase	($ in 000's)	Increase
Pharmaceuticals	$3,869,022	14%	$7,586,491	15%
Consumer Healthcare	600,050	1%	1,216,840	3%
Animal Health	244,763	2%	489,502	7%

Consolidated Total	$4,713,835	12%	$9,292,833	13%

         Pharmaceuticals

Worldwide Pharmaceuticals net revenue increased 14% for the 2005 second quarter and 15% for the 2005 first half due primarily to higher sales of Prevnar, Enbrel, Effexor, Zosyn and Protonix, offset, in part, by lower sales of Synvisc® which was divested in the 2005 first quarter. Increases in net revenue were also attributed to higher sales of the Premarin family of products for the 2005 second quarter. Additionally, alliance revenue increased 85% to $281.0 million for the 2005 second quarter and 58% to $477.0 million for the 2005 first half. Excluding the favorable impact of foreign exchange, worldwide Pharmaceuticals net revenue increased 12% for the 2005 second quarter and 13% for the 2005 first half.

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         Consumer Healthcare

Worldwide Consumer Healthcare net revenue increased 1% for the 2005 second quarter and 3% for the 2005 first half. The results were attributable to a number of factors, including growth in Robitussin®, Advil® and Caltrate® brands, offset by a decrease in Centrum®. Excluding the favorable impact of foreign exchange, worldwide Consumer Healthcare net revenue decreased 1% for the 2005 second quarter and increased 1% for the 2005 first half.

         Animal Health

Worldwide Animal Health net revenue increased 2% for the 2005 second quarter and 7% for the 2005 first half due primarily to higher sales of livestock and poultry products. Increases in net revenue were offset, in part, by lower sales of companion animal products for the 2005 second quarter due primarily to lower sales of ProHeart® 6. Excluding the favorable impact of foreign exchange, worldwide Animal Health net revenue decreased 1% for the 2005 second quarter and increased 4% for the 2005 first half.

Earnings Guidance

The Company continues to project pro forma diluted earnings per share for 2005 will be $2.80 to $2.90. This estimate is considered pro forma as it excludes any potential one-time impact, if any, from the repatriation of permanently reinvested earnings from foreign subsidiaries under the American Jobs Creation Act as well as any potential restructuring charges resulting from the Company’s ongoing review of its business processes and

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systems. “Although we are not revising our guidance range at this time,” said Ken Martin, Executive Vice President and Chief Financial Officer, “if the current strong business trends continue, full year earnings are more likely to approach or even exceed the upper end of this range.”

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Wyeth is one of the world’s largest research-driven pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing and marketing of pharmaceuticals, vaccines, biotechnology products and non-prescription medicines that improve the quality of life for people worldwide. The Company’s major divisions include Wyeth Pharmaceuticals, Wyeth Consumer Healthcare and Fort Dodge Animal Health.

The statements in this press release that are not historical facts, including the entire section under the caption “Earnings Guidance,” are forward-looking statements based on current expectations of future events that involve risks and uncertainties including, without limitation, risks associated with the inherent uncertainty of the timing and success of pharmaceutical research, product development, manufacturing, commercialization, economic conditions including interest and currency exchange rate fluctuations, changes in generally accepted accounting principles, the impact of competitive or generic products, trade buying patterns, wars or terrorist acts, product liability and other types of lawsuits, the impact of legislation and regulatory compliance and obtaining reimbursement, favorable drug pricing, access and other approvals, environmental liabilities, and patent, and other risks and uncertainties, including those detailed from time to time in the Company’s periodic reports, including current reports on Form 8-K, quarterly reports on Form 10-Q and the annual report on Form 10-K, filed with the Securities and Exchange Commission. Actual results may vary materially from the forward-looking statements. The Company assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

The Company will hold a conference call with research analysts at 8:00 a.m. Eastern Time today. The purpose of the call is to review the financial results of the Company for the second quarter and first six months. Interested investors and others may listen to the call live or on a delayed basis through the internet webcast, which may be accessed by visiting the Company’s Internet website at www.wyeth.com and clicking on the “Investor Relations” hyperlink. Also, for recent announcements and additional information including product sales information, please refer to the Company’s Internet website.

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The comparative results of operations are as follows:
(In thousands except per share amounts)

	(UNAUDITED)
	Three Months Ended		Six Months Ended
	6/30/2005	6/30/2004	6/30/2005	6/30/2004
Net Revenue	$ 4,713,835	$ 4,223,205	$ 9,292,833	$ 8,237,994
Cost of Goods Sold(1)	1,337,090	1,180,137	2,686,547	2,341,501
Selling, General and Administrative
Expenses	1,527,912	1,427,494	2,980,593	2,781,704
Research and Development Expenses(2)	625,704	584,255	1,233,661	1,289,557
Interest Expense, Net	17,152	31,896	47,151	58,828
Other Income, Net(1)	(38,066)	(63,655)	(272,628)	(240,565)

Income Before Income Taxes	1,244,043	1,063,078	2,617,509	2,006,969
Provision for Income Taxes	267,469	235,733	562,764	429,921

Net Income(4)	$ 976,574	$ 827,345	$ 2,054,745	$ 1,577,048

Basic Earnings Per Share	$ 0.73	$ 0.62	$ 1.54	$ 1.18

Average Number of Common Shares
Outstanding During Each Period - Basic(3)	1,339,101	1,333,505	1,337,514	1,333,215
Diluted Earnings Per Share(3)	$ 0.72	$ 0.61	$ 1.52	$ 1.17

Average Number of Common Shares
Outstanding During Each Period - Diluted(3)	1,361,830	1,354,041	1,359,495	1,354,337

(1)	Other income, net included royalty income for the 2005 second quarter and first half of $78,671 and $144,224, respectively compared with $50,103 and $113,552 for the prior year. Prior to December 31, 2004, royalty income had been recorded as an offset to cost of goods sold.

(2)	The 2004 first half included a charge of $145,500 ($94,575 after-tax or $0.07 per share-diluted) within Research and Development Expenses related to the upfront payment to Solvay in connection with the co-development and co-commercialization of four neuroscience compounds.

(3)	The average number of common shares outstanding for diluted earnings per share is higher than for basic earnings per share due to the assumed conversion of the Company’s outstanding convertible senior debentures, outstanding stock options, deferred contingent common stock awards, restricted stock awards and convertible preferred stock into common stock equivalents using the treasury stock method. For purposes of calculating diluted earnings per share, interest expense, net of capitalized interest and taxes, related to the Company’s outstanding convertible senior debentures is added back to reported net income, and the additional common shares (assuming conversion) are included in total shares outstanding. Interest expense, net of capitalized interest and taxes was $4,413 and $8,477 for the 2005 second quarter and first half, respectively, compared with $952 and $1,962 for the prior year. Diluted earnings per share and the average number of common shares outstanding for diluted earnings per share have been restated for the 2004 second quarter and first half in accordance with Emerging Issues Task Force Issue No. 04-8,Accounting Issues Related to Certain Features of Contingently Convertible Debt and the Effect on Diluted Earnings per Share.

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The sum of the 2004 first quarter and second quarter diluted earnings per share does not add to year-to-date earnings per share due to rounding.

(4)	Net income included stock-based employee compensation expense for restricted stock awards for the 2005 second quarter and first half of $22,213 and $26,690, respectively, compared with $4,748 and $6,368 in the prior year. Other than these restricted stock awards, no other stock-based employee compensation cost is reflected in net income.